VALHI REPORTS FOURTH QUARTER 2011 RESULTS

DALLAS, TEXAS . . March 7, 2012.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $55.6 million, or $.49 per diluted share, in the fourth quarter of 2011 compared to $17.8 million, or $.15 per diluted share, in the fourth quarter of 2010.    For the full year 2011, Valhi reported net income attributable to Valhi stockholders of $217.5 million or $1.91 per diluted share, compared to $50.3 million, or $.42 per diluted share in the full year 2010. The Company reported improved net income attributable to Valhi stockholders primarily due to strong operating results in the Chemicals Segment. A significant portion of the net income attributable to Valhi stockholders in the full year 2010 was due to an income tax benefit recognized during the first quarter of 2010 discussed below.

The Chemicals Segment’s net sales of $437.4 million in the fourth quarter of 2011 were $64.1 million, or 17%, higher than in the fourth quarter of 2010.   Net sales of $1,943.3 million in the full year of 2011 were $493.6 million, or 34%, higher than in the full year 2010.  Net sales increased in the fourth quarter and the full year 2011 primarily due to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates, partially offset by lower sales volumes.  The Chemicals Segment’s average TiO2 selling prices increased 46% in the fourth quarter of 2011 as compared to the fourth quarter of 2010, and increased 40% for the full year as compared to 2010.  The Chemicals Segment’s average TiO2 selling prices at the end of the fourth quarter of 2011 were 11% higher than at the end of the third quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $4 million in the fourth quarter and approximately $70 million for the full year 2011.  While the amount of inventory available for shipment in 2011 increased due to record production volumes during the year, the Chemicals Segment’s sales volumes were 19% lower in the fourth quarter of 2011 than in the fourth quarter of 2010, and 5% lower in the full year.  The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s overall increase in net sales.

The Chemicals Segment’s operating income for the fourth quarter of 2011 was $145.2 million compared with operating income of $61.9 million in the fourth quarter of 2010.  For the full year the Chemicals Segment’s operating income was $553.0 million compared to $183.2 million in 2010.  The Chemicals Segment’s operating income in 2011 represents a new record for the Chemicals Segment.  Operating income in 2011 increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  Operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $4 million in the fourth quarter and nil for the full year.  The Chemicals Segment’s TiO2 production volumes were 5% higher in 2011 as compared to 2010, with operating rates at full capacity throughout 2011.  The Chemicals Segment’s production volumes established a new segment record for an annual production period.

The Component Products Segment’s net sales increased by $.7 million and $3.5 million in the fourth quarter and full year 2011 over the same periods of 2010 primarily due to improved sales of security products.  Security products experienced a significant increase in sales to customers in the leisure transportation industry as well as improved order rates across most customers as a result of some improvement in the economy and new specific customer projects.   The Component Products Segment’s operating income was $2.1 million in the fourth quarter of 2011 compared to $1.6 million in the same period of 2010, and operating income of $15.5 million in the full year 2011 compared to $9.4 million in the same period of 2010.   The Component Products Segment’s operating income in 2011 was favorably impacted by a $7.5 million patent litigation settlement gain in the first quarter ($2.4 million, or $.02 per diluted share, net of tax and noncontrolling interest). Our Component Products Segment’s operating income was negatively impacted by a third quarter 2011 write-down on assets held for sale of $1.1 million ($.01 per diluted share, net of tax and noncontrolling interest) compared to a write-down on assets held for sale of $.5 million in the third quarter of 2010. Operating income improved significantly in 2011 compared to 2010 due to the net effects of (i) the patent litigation settlement gain in the first quarter of 2011 noted above, (ii) lower patent litigation legal expenses of approximately $2.2 million in 2011 resulting from the settlement, partially offset by (iii) relocation costs of approximately $2.0 million in 2011 associated with the consolidation of two precision slide facilities, (iv) the assets held for sale write-downs noted above and (v) a decline in gross margin percentage due to higher raw material costs and a less favorable product sales mix.

The Waste Management Segment’s sales declined in the fourth quarter and full year of 2011 primarily due to revenue associated with the disposal of certain hazardous waste in 2010 which had previously been stored at the Waste Management facility.  The Waste Management Segment’s operating loss in the full year 2010 includes a first quarter $1.1 million contract termination expense related to an agreement to terminate a disposal contract with a former customer. The low-level and mixed low-level (“LLRW”) disposal license authorizing both Compact and Federal Waste disposal activities was signed in September 2009.   Construction of the Compact and Federal LLRW disposal facilities began in January 2011.  Construction of the Compact LLRW site was substantially complete in November 2011, and the Federal LLRW site was substantially complete in February 2012.  We currently expect the Compact LLRW site will be fully certified and operational by the end of March 2012, with the Federal LLRW site fully certified and operational later in 2012.

Litigation settlement expense in the full year 2010 of $32.2 million ($.16 per diluted share, net of income taxes and noncontrolling interest) relates to the settlement of certain legal proceedings of NL recognized in the first quarter of 2010. We recognized a litigation settlement gain of $6.3 million ($.03 per diluted share net of income taxes and noncontrolling interest) in the third quarter of 2010 related to the recovery of past legal and environmental related expenses.

           Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL.  In addition, a substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above. Substantially all of the insurance recoveries we recognized in 2011 relate to a settlement we reached with one of our insurance carriers in the third quarter of 2011 in which they agreed to reimburse NL for a portion of our past lead pigment litigation defense costs. These insurance recoveries (net of tax and noncontrolling interest) aggregated $.09 per diluted share in 2010 and $.08 per diluted share in 2011.

General corporate expenses were comparable in the fourth quarter of 2011 compared to 2010, and were 36% higher in the full year 2011 as compared to 2010 primarily due to higher environmental remediation and related expense in 2011, including $9.7 million in expense recognized in the second quarter of 2011.

As previously reported, in March 2011 the Chemicals Segment completed the redemption of €80 million principal amount of its 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third and fourth quarters of 2011, the Chemicals Segment also repurchased in open market transactions an aggregate €40.8 million principal amount of its Senior Secured Notes for an aggregate of €40.6 million.  The Chemicals Segment’s year-to-date results in 2011 include an aggregate net charge of $3.1 million ($2.1 million, or $.01 per share, net of income tax benefit) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Notes.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2010 and 2011.  The increase in our income tax provision in 2011 is primarily due to improved operating income.  The 2011 income tax provision includes a non-cash benefit of $9.2 million ($.08 per diluted share net of noncontrolling interest), mostly in the third quarter, related to the decrease in the reserve for uncertain tax positions. The Company’s income tax provision in 2010 includes a first quarter $35.2 million ($.21 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit for our Chemicals Segment related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards. The Company’s income tax provision in 2010 includes a $5.2 million non-cash charge ($.04 per diluted share), mostly in the third quarter, related to an increase in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs)and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality of license conditions of WCS’s LLRW disposal license including its financial assurance provisions); and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2011	2010	2011
	(unaudited)

Net sales
Chemicals	$373.3	$437.4	$1,449.7	$1,943.3
Component products	32.4	33.1	135.3	138.8
Waste management	1.3	.7	7.7	2.0

Total net sales	$407.0	$471.2	$1,592.7	$2,084.1

Operating income (loss)
Chemicals	$61.9	$145.2	$183.2	$553.0
Component products	1.6	2.1	9.4	15.5
Waste management	(8.0)	(10.1)	(30.8)	(38.0)

Total operating income	55.5	137.2	161.8	530.5

Equity in joint venture earnings	(.2)	(.2)	(.4)	(.5)

General corporate items, net:
Securities earnings	6.6	7.2	26.3	28.6
Insurance recoveries	.2	.3	18.8	16.9
Litigation settlement gains	-	-	6.3	-
Litigation settlement expense	-	-	(32.2)	-
General expenses, net	(7.9)	(8.0)	(29.9)	(40.6)
Gain (loss) on the prepayment of debt, net	-	.1	-	(3.1)
Interest expense	(17.3)	(13.6)	(68.4)	(61.9)

Income before income taxes	36.9	123.0	82.3	469.9

Provision for income taxes	12.7	47.2	18.5	174.9

Net income	24.2	75.8	63.8	295.0

Noncontrolling interest in net income
of subsidiaries	6.4	20.2	13.5	77.5

Net income attributable to Valhi
stockholders	$17.8	$55.6	$50.3	$217.5

Basic and diluted earnings attributable to
Valhi stockholders per share	$.15	$.49	$.42	$1.91

Basic and diluted weighted average shares
outstanding	114.3	114.0	114.3	114.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2011 vs. 2010	2011 vs. 2010
	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	46%	40%
TiO2 sales volume	(19)%	(5)%
TiO2 product mix	(11)%	(6)%
Changes in currency exchange rates	1%	5%

Total	17%	34%